Exhibit 8.1

                                MEIGHEN DEIMERS

TELEPHONE (416) 340-6000
SUITE 1100, BOX 11
MERRILL LYNCH CANADA TOWER
200 KING STREET WEST
TORONTO, CANADA M5H 3T4

FAX: (416) 977-5239





June 16, 1999

Applied Cellular Technology, Inc.
400 Royal Palm Way
Suite 410
Palm Beach, Florida 33480
U.S.A.

Ladies and Gentlemen:

                             REGISTRATION STATEMENT

                  We acted as Canadian counsel to TigerTel Services Limited (formerly Commstar Ltd.), a Canadian corporation ("Tigertel"), in connection with:

                  (i) the acquisition, pursuant to Plan of Arrangement, by Applied Cellular Technology, Inc., a Missouri corporation ("Applied") of all of the outstanding shares of Tigertel, whereunder the outstanding common shares of Tigertel were exchanged for exchangeable shares of Tigertel; and

                  (ii) a transaction contemplated in an Acquisition Agreement, effective as of July 14, 1998 (the "Acquisition Agreement"), among Tigertel, Applied and Western Inbound Network Inc., a Canadian Corporation.

                  Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed to those terms in a Combination Agreement between Tigertel and Applied dated as of May 15, 1998 (the "Combination Agreement").

                  We provided certain opinions in respect of Canadian federal income tax cosequences in connection with the foregoing transactions and have now been asked to update such opinions in connection with Applied's filing of a Form S-1 Registration Statement (the "Registration Statement"). In arriving at the opinion expressed below, we have examined and relied upon the following documents:

         (a)      the   Form  S-1   Registration  Statement  as  filed  with the
                  Securities and Exchange Commission on or about June 16, 1999 (the "Registration Statement");


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                                                                  MEIGHEN DEMERS
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         (b)      the Acquisition Agreement, including the Schedules thereto;

         (c)      the Combination Agreement, including the Exhibits thereto;

         (d) the Voting and Exchange Trust Agreement between Applied, TigerTel and Montreal Trust Company of Canada;

         (e)      the Support Agreement between Applied and TigerTel;

         (f)      the Plan of Arrangement of TigerTel;

         (g)      the Exchangeable Share Provisions; and

         (h) the Call Notice executed by Applied, with effect as of June 30, 1998, regarding Applied's blanket exercise of their Retraction Call Right.

                  We have also read and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of TigerTel and Applied and such certificates and representations of officers and representatives of TigerTel and Applied, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In our examinations, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that: (i) each agreement or document referred to above or otherwise referred to in the Registration Statement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire agreement between the parties with respect to the subject matter thereof; (ii) the parties to each such agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein; (iii) the transactions provided for by each such agreement or otherwise referred to in the Registration Statement were and will be carried out in accordance with their terms; and (iv) each agreement or document referred to above continues in full force and effect, without amendment, as of the date hereof.

                  Our opinion is based upon existing Canadian federal income tax laws, regulations and judicial decisions and takes into account administrative pronouncements and proposed amendments that have been publicly announced as at the date hereof (the "Canadian Tax Laws"). No assurance can be provided that any proposed amendments will be enacted in the manner proposed or at all. No assurance can be provided as to the effect any legislative changes to the Canadian Tax Laws might have on our opinion. We are solicitors qualified to practice in the Province of Ontario, Canada and our opinion is limited to the laws of such province and the laws of Canada (including the Canadian Tax Laws), applicable therein. No advance income tax rulings have been sought or obtained from Revenue Canada, Taxation ("Revenue Canada") and no assurance can be given that Revenue Canada or any court of law would agree with the opinion set forth herein.


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                                                                  MEIGHEN DEMERS
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                  We have  advised  Applied in  connection  with the  summary of
Canadian federal income tax consequences that appears in the Registration Statement under the caption "Canadian Tax Considerations" and we confirm that, in our opinion, such discussion describes the material Canadian federal income tax consequences of the Arrangement and the ownership and disposition of TigerTel Common Shares, Exchangeable Shares and Applied Common Stock to a holder resident in Canada. While such description discusses the material anticipated Canadian federal income tax consequences applicable to certain holders resident in Canada and holders not resident in Canada, it does not purport to discuss all Canadian federal income tax consequences and our opinion is limited to those Canadian federal income tax consequences specifically discussed therein.

                  We are furnishing this letter in our capacity as special Canadian Counsel to Applied in connection with the filing of the Registration Statement and this letter is solely for Applied's benefit. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

                  We consent to the reference to our firm under the caption "Canadian Tax Considerations" in the Registration Statement and we consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                               Yours truly,

                                               /S/ Meighen Demers
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                                               MEIGHEN DEMERS